Exhibit 5.1

China Mass Media International Advertising Corp.

6th Floor, Tower B, Corporate Square

35 Finance Street

Xicheng District, Beijing 100032

China

[ — ], 2008

Dear Sirs

China Mass Media International Advertising Corp.

We have acted as Cayman Islands legal advisers to China Mass Media International Advertising Corp. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally confidentially submitted to the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on [ — ], as amended to date relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares representing the Company’s Ordinary Shares of par value [USD0.001] each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated [13 November 2007] and the Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on [ — ] and further amended by special resolutions passed on [ — ] and the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on [ — ] and effective immediately upon completion of the Company’s initial public offering of ordinary shares represented by American Depositary Shares (the “Memorandum and Articles of Association”);

1.2	the register of members of the Company provided to us by [ — ] (the “Register of Members”) and the register of directors of the Company provided to us by [ — ] (the “Register of Directors”);

1.3	the minutes of the meeting of the board of directors held on [ — ];

1.4	the written resolutions of the shareholders of the Company dated [ — ] and [ — ];

1.5	a certificate from a Director of the Company addressed to this firm dated [ — ], a copy of which is attached hereto (the “Director’s Certificate”);

1.6	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands dated [ — ] (the “Certificate of Good Standing”); and

1.7	the Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of its Ordinary Shares in the U.S., will be [ — ] divided into [ — ] Ordinary Shares of par value [ — ] each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4.	The Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued as fully paid and non-assessable.

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that our opinion is based on the Register of Members and that, under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the

Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

China Mass Media International Advertising Corp.

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

[ — ]

To:	Maples and Calder

53/F, The Center

99 Queen’s Road Central

Hong Kong

Dear Sirs

China Mass Media International Advertising Corp. (the “Company”)

I, [ — ], being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on [ — ] and further amended by special resolutions passed on [ — ] and the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on [ — ] and effective immediately upon completion of the Company’s initial public offering of ordinary shares represented by American Depositary Shares remain in full force and effect and are unamended.

2	The minutes of the meeting of the board of directors held on [ — ] (the “Meeting”) are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

3	The authorised share capital of the Company is [ — ] divided into [ — ] Ordinary Shares of a nominal or par value of [ — ] each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

5	The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

8	The Shares have been issued as fully paid and non-assessable and the Company has received payment therefore and entries have been made in the register of members in respect thereof.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr Greg Knowles) to the contrary.

Signature:
Director

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